Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Heliogen, Inc.

Pasadena, California

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-263346) of Heliogen, Inc. of our report dated March 31, 2022 (May 23, 2022 as to the effects of the restatement discussed in Note 3) relating to the consolidated financial statements, which appear in this Form 10-K/A.

/s/ BDO USA, LLP

Los Angeles, California

May 23, 2022